Exhibit 99.1

Oceaneering Announces $300 Million Term Loan and
$500 Million Revolving Credit Agreement

October 27, 2014- Houston, Texas - Oceaneering International, Inc. (NYSE:OII) announced that it has entered into a new credit agreement providing for a $300 million three-year delayed-draw term loan and a $500 million five-year revolving credit facility. The new credit agreement replaces a prior agreement that was scheduled to mature on January 6, 2017. The banks participating in the new credit agreement are Wells Fargo Bank, National Association (“Wells Fargo”), DNB Capital LLC, HSBC Bank USA, National Association (“HSBC”), JPMorgan Chase Bank, N.A. (“JPM”), Bank of America, N.A., Standard Chartered Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Credit Suisse AG, and Barclays Bank PLC. The amount available under the revolving credit facility may be increased to up to $800 million at any time upon the agreement of Oceaneering and existing or additional lenders.

Borrowings under the new credit agreement will be used to refinance advances outstanding under the prior agreement and for other general corporate purposes. Wells Fargo Securities, LLC, DNB Markets, Inc., J.P. Morgan Securities LLC, and HSBC Securities (USA) Inc. acted as joint lead arrangers and joint bookrunners for the new credit agreement. Wells Fargo is the Administrative Agent under the new credit agreement, DNB Bank ASA is the Syndication Agent, and HSBC and JPM are Documentation Agents.

Robert P. Mingoia, Vice President and Treasurer, stated, “We are extremely pleased that our international group of banks has shown their confidence in our future business prospects. The new arrangement provides us medium-term capital at attractive rates and, coupled with our anticipated strong cash flow, provides us with continued financial flexibility.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s purposes for the new revolving credit facility, and its anticipated strong cash flow and continued financial flexibility. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are: industry conditions, prices of crude oil and natural gas, Oceaneering’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are fully described in Oceaneering’s latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Oceaneering undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as required by applicable law.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,
Oceaneering International, Inc., 713-329-4670; www.oceaneering.com; E‑Mail investorrelations@oceaneering.com.